EXHIBIT 99.4

                            1998 Third Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the 1998 Third Quarter Report for Atlanta Marriott Marquis II Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Host Marriott Corporation's Conversion to a Real Estate Investment Trust

As publicly announced in April 1998, Host Marriott Corporation ("Host Marriott"), the parent company of the General Partner of the Partnership, has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT") for federal income tax purposes. As part of the REIT conversion, Host Marriott proposes to merge into HMC Merger Corporation (to be renamed "Host Marriott Corporation"), a Maryland corporation ("Host REIT"), and thereafter continue and expand its full-service hotel ownership business. Host REIT will operate through Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), of which Host REIT will be the sole general partner. This is commonly called an "UPREIT" structure and it is used to facilitate tax-deferred acquisitions of properties.

In previous correspondence, you were notified that you would be asked to vote on a proposed transaction involving the Merger of this Partnership with a subsidiary of the Operating Partnership. The Prospectus/Consent Solicitation Statement and the Partnership's Supplement which contain detailed information relating to this proposal were mailed to all Limited Partners of record as of September 18, 1998. This is the date set by the General Partner as the record date for determining Limited Partners entitled to vote on the Merger and the related amendments to the partnership agreement. The Prospectus/Consent Solicitation Statement and the Partnership's Supplement should be reviewed as you make your decision to vote. You also received, among other things, a list of Questions and Answers and telephone numbers for assistance. We strongly encourage Limited Partners to consult with their own financial and tax advisors when making their decision on how to vote and which option to choose.

It is important that your Partnership Units be voted, regardless of the number of Partnership Units you hold. The solicitation period ends at 5:00 p.m., Eastern time, on December 12, 1998, unless extended. If you have not yet received the Prospectus/Consent Solicitation Statement or if you or your advisors have any questions regarding the Merger, please contact the Information Agent at 1-800-733-8481 extension 445. To speak to a representative of the General Partner or Host Marriott Corporation, please call Partnership Investor Relations at 301-380-2070.




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Partnership Financing and Investor Returns

As previously reported, the mortgage debt was successfully refinanced on February 2, 1998 with a third party lender. The Partnership's debt now consists of a $164 million mortgage loan which bears interest at a fixed rate of 7.4% for a 12-year term. The mortgage loan requires payments of principal and interest based upon a 25-year amortization schedule.

In conjunction with the refinancing of the mortgage debt and the reorganization of the Partnership, the General Partner made an initial capital contribution of $6 million to the Partnership on December 31, 1997. On January 30, 1998, the General Partner contributed an additional $69 million. In return for such additional capital contributions, the General Partner surrendered its then existing Class B interest on distributions and received a new Class B limited partnership interest in the Partnership entitling the General Partner to a 13.5% cumulative, compounding annual preferred return and priority return of such capital.

In February 1998, the Partnership distributed funds to the Class A limited partners of $5,000 per new unit. This distribution represented the excess of the Partnership's reserve after payment of a majority of the transaction costs related to the mortgage debt refinancing.

                         Estimated 1998 Tax Information

As a result of the refinancing in February of 1998, 100% of the taxable income for the year ending December 31, 1998 will be allocated to the Class B limited partner based on its preferred return. Therefore, no taxable income or loss will be allocated to each original Class A limited partner unit for the year ending December 31, 1998. The Partnership's vote on the Merger will have no effect on the allocation of taxable income or loss.

The 1998 tax information, used for preparing your Federal and state income tax returns, will be mailed no later than March 15, 1999. To ensure confidentiality, we regret that we are unable to furnish your tax information over the telephone. Unless otherwise instructed, we will mail your tax information to your address as it appears on this report. Therefore, to avoid delays in delivery of this important information, please notify the Partnership in writing of any address changes by January 31, 1999.